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                                                                   Exhibit M.III

                               DISTRIBUTION PLAN
                                 (As Amended)

                                   (Class N)

          Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Distribution Plan (the "Plan") has been adopted for Class N shares of each series (each a "Fund") of the William Blair Funds (the "Trust"), with the exception of the Ready Reserves Fund, by a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees") at a meeting called for the purpose of voting on this Plan.

          1.   Compensation.  The Trust will pay to William Blair & Company,
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L.L.C. ("William Blair") at the end of each calendar month a shareholder/distribution services fee computed at the annual rate of 0.25% (0.15% for the Income Fund) of average daily net assets attributable to the Class N shares of each Fund. William Blair may compensate various financial service firms appointed by William Blair ("Firms") in accordance with the provisions of the Trust's Distribution Agreement for Class N shares (the "Distribution Agreement") for sales of shares at the fee levels provided in the Trust's prospectus from time to time. William Blair may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as William Blair shall determine from time to time. The fee shall be based upon average daily net assets of a Fund attributable to such Class and such fee shall be charged only to that Class. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the shareholder/distribution services fee set forth in Paragraph 1 hereof on the basis of the number of days that the Plan and any agreement related to the Plan are in effect during the month and year, respectively.

          2.   Shareholder Approval.  Implementation of the Plan is subject to
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shareholder approval.

          3.   Periodic Reporting.  William Blair shall prepare reports for the
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Board on a quarterly basis for the Class N of each Fund showing amounts paid to the various Firms and such other information as from time to time shall be reasonably requested by the Board.

          4.   Continuance.  This Plan shall continue in effect indefinitely,
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provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of the Class N of each Fund.

          5.   Termination.  This Plan may be terminated at any time without
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penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of the Class N of any Fund.

          6.   Amendment.  This Plan may not be amended to increase materially
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the amount to be paid to William Blair by each Fund for shareholder/distribution services with respect to the
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Class N without the vote of a majority of the outstanding voting securities of that Class. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

          7.   Selection of Non-Interested Trustees.  So long as this Plan is in
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effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons.

          8.   Recordkeeping.  The Trust will preserve copies of this Plan, the
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Distribution Agreement, and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the Distribution Agreement, or any such report, as the case may be, the first two
(2) years in an easily accessible place.

          9.   Limitation of Liability.  Any obligation of the Trust hereunder
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shall be binding only upon the assets of the Class N of each Fund and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder.

          10.  Definitions.  The terms "interested person" and "vote of a
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majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

          11.  Severability; Separate Action.  If any provision of this Plan
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shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the Class N as the Act or the rules thereunder so require.


Dated:  July 20, 1999, amended September 8, 1999 and October 24, 2000.

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